Exhibit 99.1

THE CONTAINER STORE GROUP, INC.

2023 INCENTIVE AWARD PLAN

ARTICLE I.

PURPOSE

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities.

ARTICLE II.

DEFINITIONS

As used in the Plan, the following words and phrases have the meanings specified below, unless the context clearly indicates otherwise:

2.1“Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee. With reference to the Board’s or a Committee’s powers or authority under the Plan that have been delegated to one or more officers pursuant to Section 4.2, the term “Administrator” shall refer to such officer(s) unless and until such delegation has been revoked.

2.2“Applicable Law” means any applicable law, including without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether U.S. or non-U.S. federal, state or local; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

2.3“Automatic Exercise Date” means, with respect to an Option or a Stock Appreciation Right, the last business day of the applicable Option term or Stock Appreciation Right term that was initially established by the Administrator for such Option or Stock Appreciation Right (e.g., the last business day prior to the tenth anniversary of the date of grant of such Option or Stock Appreciation Right if the Option or Stock Appreciation Right initially had a ten-year Option term or Stock Appreciation Right term, as applicable).

2.4“Award” means an Option award, Stock Appreciation Right award, Restricted Stock award, Restricted Stock Unit award, Performance Bonus Award, Performance Stock Unit award, Dividend Equivalents award or Other Stock or Cash Based Award granted to a Participant under the Plan.

2.5“Award Agreement” means an agreement evidencing an Award, which may be written or electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

2.6“Board” means the Board of Directors of the Company.

2.7 “Cause” with respect to a Participant, means “Cause” (or any term of similar effect) as defined in such Participant’s employment or service agreement with the Company or an affiliate thereof if such an agreement exists and contains a definition of Cause (or term of similar effect), or, if no such agreement exists or such agreement does not contain a definition of Cause (or term of similar effect), then “Cause” shall mean one or more of the following: (i) a material breach by the Participant of any material provision of Participant’s employment or service agreement with the Company which is not corrected by Participant within thirty (30) days after receipt of written notice from the Company specifying such breach, to the extent such breach is capable of cure; (ii) Participant’s conviction of, or entry by Participant of a guilty or nolo contendere plea to, the commission of a felony or a crime involving moral turpitude, other than vicarious liability or traffic violations; (iii) Participant’s intentional breach of Company policies constituting theft or embezzlement from the Company or any of its customers or suppliers; or (iv) Participant’s gross neglect or intentional misconduct in connection with the performance of any material portion of Participant’s duties (which, in the case of Participant’s gross neglect, is not corrected by Participant within thirty (30) days after receipt of written notice from the Company specifying such neglect, to the extent that such neglect is capable of cure).

2.8“Change in Control” means the occurrence of any of the following:

(a)A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of the Company’s securities possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or any Subsidiary; (ii) any acquisition by an employee benefit plan maintained by the Company or any Subsidiary, (iii) any acquisition which complies with clauses (c)(i), (c)(ii) and (c)(iii) of this definition; or (iv) any acquisition by Leonard Green & Partners (together with its respective Affiliates);

(b)The Incumbent Directors cease for any reason to constitute a majority of the Board;

(c)The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i)which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction; and

(ii)after which no person or group other than Leonard Green and/or any of its Affiliates beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (c)(ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d)The completion of a liquidation or dissolution of the Company.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b), (c) or (d) of this definition with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

2.9“Code” means the U.S. Internal Revenue Code of 1986, as amended, and all regulations, guidance, compliance programs and other interpretative authority issued thereunder.

2.10“Committee” means one or more committees or subcommittees of the Board, which may include one or more Directors or executive officers of the Company, to the extent permitted by Applicable Law. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

2.11“Common Stock” means the common stock of the Company.

2.12“Company” means The Container Store Group, Inc., a Delaware corporation, or any successor.

2.13“Consultant” means any person, including any adviser, engaged by the Company or a Subsidiary to render services to such entity if the consultant or adviser: (a) renders bona fide services to the Company or a Subsidiary; (b) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (c) is a natural person.

2.14“Designated Beneficiary” means, if permitted by the Company, the beneficiary or beneficiaries the Participant designates, in a manner the Company determines, to receive amounts due or exercise the Participant’s rights if the Participant dies. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate or legal heirs.

2.15“Director” means a Board member.

2.16“Disability” means a permanent and total disability under Section 22(e)(3) of the Code.

2.17“Dividend Equivalents” means a right granted to a Participant to receive the equivalent value (in cash or Shares) of dividends paid on a specified number of Shares. Such Dividend Equivalent shall be converted to cash or additional Shares, or a combination of cash and Shares, by such formula and at such time and subject to such limitations as may be determined by the Administrator.

2.18“DRO” means a “domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

2.19“Effective Date” has the meaning set forth in Section 11.3.

2.20“Employee” means any employee of the Company or any of its Subsidiaries.

2.21“Equity Restructuring” means a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split (including a reverse stock split), spin-off or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other Company securities) or the share price of Common Stock (or other Company securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

2.22“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and all regulations, guidance and other interpretative authority issued thereunder.

2.23“Fair Market Value” means, as of any date, the value of a Share determined as follows:  (a) if the Common Stock is listed on any established stock exchange, the value of a Share will be the closing sales price for a Share as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not listed on an established stock exchange but is quoted on a national market or other quotation system, the value of a Share will be the closing sales price for a Share on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (iii) if the Common Stock is not listed on any established stock exchange or quoted on a national market or other quotation system, the value established by the Administrator in its sole discretion.

2.24“Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any parent corporation or subsidiary corporation of the Company, as determined in accordance with Section 424(e) and (f) of the Code, respectively.

2.25“Incentive Stock Option” means an Option that meets the requirements to qualify as an “incentive stock option” as defined in Section 422 of the Code.

2.26“Incumbent Directors” means, for any period of 24 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clause (a) or (c) of the Change in Control definition) whose election or nomination for election to the Board was approved by a vote of at least two-thirds (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) of the Directors then still in office who either were Directors at the beginning of the 24-month period or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

2.27“Non-Employee Director” means a Director who is not an Employee.

2.28“Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

2.29“Option” means a right granted under Article VI to purchase a specified number of Shares at a specified price per Share during a specified time period. An Option may be either an Incentive Stock Option or a Nonqualified Stock Option.

2.30“Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property.

2.31“Overall Share Limit” means the sum of (a) 4,357,191 Shares, plus (b) such additional number of Shares as is equal to the difference between (i) the number of Shares remaining available for issuance under the Prior Plan as of the Effective Date and (ii) 4,357,191 Shares, plus (c) any Shares that are subject to Prior Plan Awards that become available for issuance under the Plan as Shares pursuant to Article V.

2.32“Participant” means a Service Provider who has been granted an Award.

2.33“Performance Bonus Award” has the meaning set forth in Section 8.3.

2.34“Performance Stock Unit” means a right granted to a Participant pursuant to Section 8.1 and subject to Section 8.2, to receive Shares or an amount of cash or other consideration determined by the Administrator to be of equal value as of the settlement date, the payment of which is contingent upon achieving certain performance goals or other performance-based targets established by the Administrator.

2.35“Permitted Transferee” means, with respect to a Participant, any “family member” of the Participant, as defined in the General Instructions to Form S-8 Registration Statement under the Securities Act (or any successor form thereto), or any other transferee specifically approved by the Administrator after considering Applicable Law.

2.36“Plan” means this 2023 Incentive Award Plan.

2.37“Prior Plan” means the Company’s Amended and Restated 2013 Incentive Award Plan, as it may be amended from time to time.

2.38“Prior Plan Award” means an award outstanding under the Prior Plan as of immediately prior to the Effective Date.

2.39“Restricted Stock” means Shares awarded to a Participant under Article VII, subject to certain vesting conditions and other restrictions.

2.40“Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions.

2.41“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, including any amendments thereto.

2.42 “Section 409A” means Section 409A of the Code.

2.43“Securities Act” means the Securities Act of 1933, as amended, and all regulations, guidance and other interpretative authority issued thereunder.

2.44“Service Provider” means an Employee, Consultant or Director.

2.45“Shares” means shares of Common Stock.

2.46“Stock Appreciation Right” or “SAR” means a right granted under Article VI to receive a payment equal to the excess of the Fair Market Value of a specified number of Shares on the date the right is exercised over the exercise price set forth in the applicable Award Agreement.

2.47“Subsidiary” means any entity (other than the Company), whether U.S. or non-U.S., in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.48“Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company or other entity acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.49“Tax-Related Items” means any U.S. and non-U.S. federal, state and/or local taxes (including, without limitation, income tax, social insurance contributions, fringe benefit tax, employment tax, stamp tax and any employer tax liability which has been transferred to a Participant) for which a Participant is liable in connection with Awards and/or Shares.

2.50“Termination of Service” means:

(a)As to a Consultant, the time when the engagement of a Participant as a Consultant to the Company or a Subsidiary is terminated for any reason, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Subsidiary.

(b)As to a Non-Employee Director, the time when a Participant who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Participant simultaneously commences employment or service or remains in service with the Company or any Subsidiary.

(c)As to an Employee, the time when the employee-employer relationship between a Participant and the Company or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Participant simultaneously commences or remains in employment or service with the Company or any Subsidiary.

The Company, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether a Termination of Service resulted from a discharge for “cause” and all questions of whether particular leaves of absence constitute a Termination of Service. For purposes of the Plan, a Participant’s employee-employer relationship or consultancy relationship shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Participant ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off), even though the Participant may subsequently continue to perform services for that entity.

ARTICLE III.

ELIGIBILITY

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein. No Service Provider shall have any right to be granted an Award pursuant to the Plan and neither the Company nor the Administrator is obligated to treat Service Providers, Participants or any other persons uniformly.

ARTICLE IV.

ADMINISTRATION AND DELEGATION

4.1Administration.

(a)The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions, reconcile inconsistencies in the Plan or any Award and make all other determinations that it deems necessary or appropriate to administer the Plan and any Awards. The Administrator (and each member thereof) is entitled to, in good faith, rely or act upon any report or other information furnished to the Administrator or member thereof by any officer or other Employee, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan. The Administrator’s determinations under the Plan are in its sole discretion and will be final, binding and conclusive on all persons having or claiming any interest in the Plan or any Award.

(b)Without limiting the foregoing, the Administrator has the exclusive power, authority and sole discretion to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant; (iii) determine the number of Awards to be granted and the number of Shares to which an Award will relate; (iv) subject to the limitations in the Plan, determine the terms and conditions of any Award and related Award Agreement, including, but not limited to, the exercise price, grant price, purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations, waivers or amendments thereof; (v) determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, or other property, or an Award may be cancelled, forfeited, or surrendered; and (vi) make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

4.2Delegation of Authority. To the extent permitted by Applicable Law, the Board or any Committee may delegate any or all of its powers under the Plan to one or more Committees or officers of the Company or any of its Subsidiaries; provided, however, that in no event shall an officer of the Company or any of its Subsidiaries be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company or any of its Subsidiaries or Directors to whom authority to grant or amend Awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation or that are otherwise included in the applicable organizational documents, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegate. At all times, the delegate appointed under this Section 4.2 shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or the Committee may abolish any committee at any time and re-vest in itself any previously delegated authority. Further, regardless of any delegation, the Board or a Committee may, in its discretion, exercise any and all rights and duties as the Administrator under the Plan delegated thereby, except with respect to Awards that are required to be determined in the sole discretion of the Board or Committee under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

ARTICLE V.

STOCK AVAILABLE FOR AWARDS

5.1Number of Shares. Subject to adjustment under Article IX and the terms of this Article V, Awards may be made under the Plan covering up to the Overall Share Limit. As of the Effective Date, the Company will cease granting awards under the Prior Plan; however, Prior Plan Awards will remain subject to the terms of the Prior Plan. Shares issued or delivered under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

5.2Share Recycling.

(a)If all or any part of an Award or Prior Plan Award expires, lapses or is terminated, exchanged or settled for cash, surrendered, repurchased, cancelled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award or Prior Plan Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award or Prior Plan Award, the unused Shares covered by the Award or Prior Plan Award will, as applicable, become or again be available for Awards under the Plan. The payment of dividends or Dividend Equivalents in cash in conjunction with any outstanding Awards or Prior Plan Awards and any Awards that are settled in cash rather than by issuance of Shares shall not count against the Overall Share Limit.

(b)Notwithstanding anything in the Plan to the contrary, the following Shares shall not be available for future grants of Awards:  (i) Shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Option or any stock option granted under the Prior Plan; (ii) Shares tendered by a Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award or Prior Plan Award; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right or stock appreciation right granted under the Prior Plan on exercise; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options or stock options granted under the Prior Plan.

5.3Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than 10,000,000 Shares (as adjusted to reflect any Equity Restructuring) may be issued pursuant to the exercise of Incentive Stock Options.

5.4Substitute Awards. In connection with an entity’s merger or consolidation with the Company or any Subsidiary or the Company’s or any Subsidiary’s acquisition of an entity’s property or stock, the Administrator may grant Substitute Awards in respect of any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms and conditions as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided under Section 5.2 above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and shall not count against the Overall Share Limit (and Shares subject to such Awards may again become available for Awards under the Plan as provided under Section 5.2 above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Service Providers prior to such acquisition or combination.

5.5Non-Employee Director Award Limit. Notwithstanding any provision to the contrary in the Plan or in any policy of the Company regarding non-employee director compensation, the sum of the grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all equity-based Awards and the maximum amount that may become payable pursuant to all cash-based awards that may be granted to a Service Provider as compensation for services as a Non-Employee Director during any calendar year shall not exceed $1,000,000. The Board may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the Board may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation. For the avoidance of doubt, this limitation shall not apply to cash or Awards granted to a non-employee director in his or her capacity as an advisor or consultant to the Company.

5.6Minimum Award Vesting Limitations.   Notwithstanding any other provision of the Plan to the contrary, but subject to Section 9.2, no Award (or portion thereof) granted under the Plan shall vest earlier than the first anniversary of the date the Award is granted and no Award Agreement shall reduce or eliminate such minimum vesting requirement; provided, however, that, notwithstanding the foregoing, the minimum vesting requirement of this Section 5.6 shall not apply to: (a) any Substitute Awards, (b) any Awards delivered in lieu of fully-vested cash-based Awards (or other fully-vested cash awards or payments), (c) any Awards to Non-Employee Directors for which the vesting period runs from the date of one annual meeting of the Company’s stockholders to the next annual meeting of the Company’s stockholders and which is at least 50 weeks after the immediately preceding year’s annual meeting, or (d) any other Awards granted by the Administrator from time to time that result in the issuance of an aggregate of up to 5% of the Overall Share Limit. In addition, the Administrator may provide that such one-year vesting restrictions may lapse or be waived upon the Participant’s Termination of Service and/or in connection with a Change in Control.

ARTICLE VI.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

6.1General. The Administrator may grant Options or Stock Appreciation Rights to one or more Service Providers, subject to such terms and conditions not inconsistent with the Plan as the Administrator shall determine. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying (a) the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by (b) the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose, and payable in cash, Shares valued at Fair Market Value on the date of exercise or a combination of the two as the Administrator may determine or provide in the Award Agreement.

6.2Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. Subject to Section 6.7, the exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option or Stock Appreciation Right. Notwithstanding the foregoing, in the case of an Option or Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

6.3Duration of Options. Subject to Section 6.7, each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that the term of an Option or Stock Appreciation Right will not exceed ten years; provided, further, that, unless otherwise determined by the Administrator or specified in the Award Agreement, (a) no portion of an Option or Stock Appreciation Right which is unexercisable at a Participant’s Termination of Service shall thereafter become exercisable and (b) the portion of an Option or Stock Appreciation Right that is unexercisable at a Participant’s Termination of Service shall automatically expire on the date of such Termination of Service. In addition, in no event shall an Option or Stock Appreciation Right granted to an Employee who is a non-exempt employee for purposes of overtime pay under the U.S. Fair Labor Standards Act of 1938 be exercisable earlier than six months after its date of grant. Notwithstanding the foregoing, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, commits an act of “cause” (as determined by the Administrator), or violates any non-competition, non-solicitation or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right to exercise the Option or Stock Appreciation Right, as applicable, may be terminated by the Company and the Company may suspend the Participant’s right to exercise the Option or Stock Appreciation Right when it reasonably believes that the Participant may have participated in any such act or violation.

6.4Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company (or such other person or entity designated by the Administrator) a notice of exercise, in a form and manner the Company approves (which may be written, electronic or telephonic and may contain representations and warranties deemed advisable by the Administrator), signed or authenticated by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, (a) payment in full of the exercise price for the number of Shares for which the Option is exercised in a manner specified in Section 6.5 and (b) satisfaction in full of any withholding obligation for Tax-Related Items in a manner specified in Section 10.5. The Administrator may, in its discretion, limit exercise with respect to fractional Shares and require that any partial exercise of an Option or Stock Appreciation Right be with respect to a minimum number of Shares.

6.5Payment Upon Exercise. The Administrator shall determine the methods by which payment of the exercise price of an Option shall be made, including, without limitation:

(a)Cash, check or wire transfer of immediately available funds; provided that the Company may limit the use of one of the foregoing methods if one or more of the methods below is permitted;

(b)If there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of a notice that the Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise of the Option and that the broker has been directed to deliver promptly to the Company funds sufficient to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company an amount sufficient to pay the exercise price by cash, wire transfer of immediately available funds or check; provided that such amount is paid to the Company at such time as may be required by the Company;

(c)To the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value on the date of delivery;

(d)To the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;

(e)To the extent permitted by the Administrator, delivery of a promissory note or any other lawful consideration; or

(f)To the extent permitted by the Administrator, any combination of the above payment forms.

6.6Expiration of Option Term or Stock Appreciation Right Term: Automatic Exercise of In-The-Money Options and Stock Appreciation Rights. Unless otherwise provided by the Administrator in an Award Agreement or otherwise or as otherwise directed by a holder of an Option or a Stock Appreciation Right in writing to the Company, each vested and exercisable Option and Stock Appreciation Right outstanding on the Automatic Exercise Date with an exercise price per Share that is less than the sum of the Fair Market Value and any related broker’s fees (as described in Section 11.19(c)) per Share as of such date shall automatically and without further action by the holder of the Option or Stock Appreciation Right or the Company be exercised on the Automatic Exercise Date. In the sole discretion of the Administrator, payment of the exercise price of any such Option shall be made pursuant to Section 6.5(b) or 6.5(d) and the Company or any Subsidiary shall be entitled to deduct or withhold an amount sufficient to satisfy any withholding obligation for Tax-Related Items associated with such exercise in accordance with Section 10.5. Unless otherwise determined by the Administrator, this Section 6.6 shall not apply to an Option or Stock Appreciation Right if the holder of such Option or Stock Appreciation Right incurs a Termination of Service on or before the Automatic Exercise Date. For the avoidance of doubt, no Option or Stock Appreciation Right with an exercise price per Share that is equal to or greater than the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 6.6.

6.7Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. At the time of grant, the Award Agreement shall designate whether the Option is intended to be an Incentive Stock Option, and any Option not so designated shall be a Nonqualified Stock Option. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options (and Award Agreements related thereto) will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within the later of (a) two years from the grant date of the Option or (b) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Nonqualified Stock Option.

ARTICLE VII.

RESTRICTED STOCK; RESTRICTED STOCK UNITS

7.1General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to forfeiture or the Company’s right to repurchase all or part of the underlying Shares at their issue price or other stated or formula price from the Participant if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement, to Service Providers. The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock and Restricted Stock Units; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock and Restricted Stock Units to the extent required by Applicable Law. The Award Agreement for each Award of Restricted Stock and Restricted Stock Units shall set forth the terms and conditions not inconsistent with the Plan as the Administrator shall determine.

7.2Restricted Stock.

(a)Stockholder Rights. Unless otherwise determined by the Administrator, each Participant holding Shares of Restricted Stock will be entitled to all the rights of a stockholder with respect to such Shares, subject to the restrictions in the Plan and the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares to the extent such dividends and other distributions have a record date that is on or after the date on which such Participant becomes the record holder of such Shares; provided, however, that with respect to a share of Restricted Stock subject to restrictions or vesting conditions, except in connection with a spin-off or other similar event as otherwise permitted under Section 9.2, dividends which are paid to Company stockholders prior to the removal of restrictions and satisfaction of vesting conditions shall only be paid to the Participant to the extent that the restrictions are subsequently removed and the vesting conditions are subsequently satisfied and the share of Restricted Stock vests.

(b)Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.

(c)Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which such Participant would otherwise be taxable under Section 83(a) of the Code, such Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof.

7.3Restricted Stock Units. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, subject to compliance with Applicable Law. A Participant holding Restricted Stock Units will have only the rights of a general unsecured creditor of the Company (solely to the extent of any rights then applicable to Participant with respect to such Restricted Stock Units) until delivery of Shares, cash or other securities or property is made as specified in the applicable Award Agreement.

ARTICLE VIII.

OTHER TYPES OF AWARDS

8.1General. The Administrator may grant Performance Stock Unit awards, Performance Bonus Awards, Dividend Equivalents or Other Stock or Cash Based Awards, to one or more Service Providers, in such amounts and subject to such terms and conditions not inconsistent with the Plan as the Administrator shall determine.

8.2Performance Stock Unit Awards. Each Performance Stock Unit award shall be denominated in a number of Shares or in unit equivalents of Shares or units of value (including a dollar value of Shares) and may be linked to any one or more of performance or other specific criteria, including service to the Company or Subsidiaries, determined to be appropriate by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. In making such determinations, the Administrator may consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

8.3Performance Bonus Awards. Each right to receive a bonus granted under this Section 8.3 shall be denominated in the form of cash (but may be payable in cash, stock or a combination thereof) (a “Performance Bonus Award”) and shall be payable upon the attainment of performance goals that are established by the Administrator and relate to one or more of performance or other specific criteria, including service to the Company or Subsidiaries, in each case on a specified date or dates or over any period or periods determined by the Administrator.

8.4Dividends and Dividend Equivalents. If the Administrator provides, an Award (other than an Option or Stock Appreciation Right) may provide a Participant with the right to receive dividends or Dividend Equivalents. Dividend and Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with respect to which the dividends or Dividend Equivalents are granted and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, dividends and Dividend Equivalents with respect to an Award subject to vesting shall either (a) to the extent permitted by Applicable Law, not be paid or credited or (b) be accumulated and subject to vesting to the same extent as the related Award. Any such dividends and Dividend Equivalents shall be paid at such time as the Administrator shall specify in the applicable Award Agreement or as determined by the Administrator in the event not specified in such Award Agreement. In no event shall dividends or Dividend Equivalents be paid with respect to Options or Stock Appreciation Rights.

8.5Other Stock or Cash Based Awards. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive cash or Shares to be delivered in the future and annual or other periodic or long-term cash bonus awards (whether based on specified performance criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled, subject to compliance with Section 409A. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal(s), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement. Except in connection with a spin-off or other similar event as otherwise permitted under Article IX, dividends that are scheduled to be paid prior to vesting of any Other Stock or

Cash Based Award shall only be paid to the applicable Participant to the extent that the vesting conditions are subsequently satisfied and the Other Stock or Cash Based Award vests.

ARTICLE IX.

ADJUSTMENTS FOR CHANGES IN COMMON STOCK

AND CERTAIN OTHER EVENTS

9.1Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article IX, the Administrator will equitably adjust the terms of the Plan and each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include (a) adjusting the number and type of securities subject to each outstanding Award or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article V hereof on the maximum number and kind of shares that may be issued); (b) adjusting the terms and conditions of (including the grant or exercise price), and the performance goals or other criteria included in, outstanding Awards; and (c) granting new Awards or making cash payments to Participants. The adjustments provided under this Section 9.1 will be nondiscretionary and final and binding on all interested parties, including the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

9.2Corporate Transactions. In the event of any extraordinary dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, split-up, spin off, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Law or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change) and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (i) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (ii) facilitate such transaction or event or (iii) give effect to such changes in Applicable Law or accounting principles:

(a)To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable, in each case as of the date of such cancellation; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;

(b)To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares (or other property) covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c)To provide that such Award be assumed by the successor or survivor corporation or entity, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation or entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price, in all cases, as determined by the Administrator;

(d)To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article V hereof on the maximum number and kind of shares which may be issued) or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards;

(e)To replace such Award with other rights or property selected by the Administrator; or

(f)To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

9.3Change in Control.

(a)Notwithstanding any other provision of the Plan, in the event of a Change in Control, (i) each outstanding Award (other than Awards subject to performance-based vesting) shall continue in effect or be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation and (ii) each Award subject to performance-based vesting shall be subject to the terms and conditions of the applicable Award Agreement and, if no applicable terms and conditions are in such Award Agreement, the Administrator's discretion. In the event an Award continues in effect or is assumed or an equivalent Award substituted, and the surviving or successor corporation terminates holder's employment or service without Cause upon or within twelve (12) months following the Change in Control, then such Holder shall be fully vested in such continued, assumed or substituted Award.

(b)In the event that the successor corporation in a Change in Control refuses to assume or substitute for an Award (other than an Award subject to performance-based vesting), the Administrator may cause any or all of such Awards to become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such Awards to lapse. If such an Award is exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Holder that such Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the Change in Control, and such Award shall terminate upon the expiration of such period.

(c)For the purposes of this Section 9.3, an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control was not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share subject to an Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

9.4Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock (including any Equity Restructuring or any securities offering or other similar transaction) or for reasons of administrative convenience or to facilitate compliance with any Applicable Law, the Company may refuse to permit the exercise or settlement of one or more Awards for such period of time as the Company may determine to be reasonably appropriate under the circumstances.

9.5General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class,

dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 9.1 above or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant price or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (a) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (b) any merger, consolidation, spinoff, dissolution or liquidation of the Company or sale of Company assets or (c) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares.

ARTICLE X.

PROVISIONS APPLICABLE TO AWARDS

10.1Transferability.

(a)No Award may be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a DRO, unless and until such Award has been exercised or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed. During the life of a Participant, Awards will be exercisable only by the Participant, unless it has been disposed of pursuant to a DRO. After the death of a Participant, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by the Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then-Applicable Law of descent and distribution. References to a Participant, to the extent relevant in the context, will include references to a transferee approved by the Administrator.

(b)Notwithstanding Section 10.1(a), the Administrator, in its sole discretion, may determine to permit a Participant or a Permitted Transferee of such Participant to transfer an Award other than an Incentive Stock Option (unless such Incentive Stock Option is intended to become a Nonqualified Stock Option) to any one or more Permitted Transferees of such Participant, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than (A) to another Permitted Transferee of the applicable Participant or (B) by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Participant (other than the ability to further transfer the Award to any person other than another Permitted Transferee of the applicable Participant); (iii) the Participant (or transferring Permitted Transferee) and the receiving Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation, documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer; and (iv) any transfer of an Award to a Permitted Transferee shall be without consideration, except as required by Applicable Law. In addition, and further notwithstanding Section 10.1(a), the Administrator, in its sole discretion, may determine to permit a Participant to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and other Applicable Law, the Participant is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust.

(c)Notwithstanding Section 10.1(a), if permitted by the Administrator, a Participant may, in the manner determined by the Administrator, designate a Designated Beneficiary. A Designated Beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant and any additional restrictions deemed necessary or appropriate by the Administrator. If the Participant is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Participant’s spouse or domestic partner, as applicable, as the Participant’s Designated Beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written or electronic consent of the Participant’s spouse or domestic partner. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time; provided that the change or revocation is delivered in writing to the Administrator prior to the Participant’s death.

10.2Documentation. Each Award will be evidenced in an Award Agreement in such form as the Administrator determines in its discretion. Each Award may contain such terms and conditions as are determined by the Administrator in its sole discretion, to the extent not inconsistent with those set forth in the Plan.

10.3Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

10.4Changes in Participant’s Status. The Administrator will determine how the disability, death, retirement, authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable. Except to the extent otherwise required by Applicable Law or expressly authorized by the Company or by the Company’s written policy on leaves of absence, no service credit shall be given for vesting purposes for any period the Participant is on a leave of absence.

10.5Withholding. Each Participant must pay the Company or a Subsidiary, as applicable, or make provision satisfactory to the Administrator for payment of, any Tax-Related Items to be withheld in connection with such Participant’s Awards and/or Shares. At the Company’s discretion and subject to any Company insider trading policy (including black-out periods), any withholding obligation for Tax-Related Items may be satisfied by (a) deducting an amount sufficient to satisfy such withholding obligation from any payment of any kind otherwise due to a Participant; (b) accepting a payment from the Participant in cash, by wire transfer of immediately available funds, or by check made payable to the order of the Company or a Subsidiary, as applicable; (c) accepting the delivery of Shares, including Shares delivered by attestation; (d) retaining Shares from an Award; (e) if there is a public market for Shares at the time the withholding obligation for Tax-Related Items is to be satisfied, selling Shares issued pursuant to an Award, either voluntarily by the Participant or mandatorily by the Company; (f) accepting delivery of a promissory note or any other lawful consideration; (g) any other method of withholding determined by the Company and, to the extent required by Applicable Law or the Plan, approved by the Administrator; or (h) any combination of the foregoing payment forms. The amount withheld pursuant to any of the foregoing payment forms shall be determined by the Company and may be up to, but no greater than, the aggregate amount of such obligations based on the maximum statutory withholding rates in the applicable Participant’s jurisdiction for all Tax-Related Items. If any tax withholding obligation will be satisfied under clause (e) of the first sentence of this paragraph, each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to any brokerage firm selected by the Company to effect the sale to complete the transactions described in clause (e).

10.6Amendment of Award. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Nonqualified Stock Option. The Participant’s consent to such action will be required unless (a) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (b) the change is permitted under Article IX or pursuant to Section 11.6.

10.7Prohibition on Repricing. Except pursuant to Article IX, the Administrator shall not, without the approval of the Company’s stockholders, (a) amend any outstanding Option or Stock Appreciation Right to reduce its exercise price per Share or (b) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the exercise price of such Option or Stock Appreciation Right exceeds the Fair Market Value of the underlying Shares. Subject to Article IX, the Administrator shall have the authority, without the approval of the Company’s stockholders, to amend any outstanding Award to increase the price per Share or to cancel and replace an Award with the grant of an Award having a price per Share that is greater than or equal to the price per Share of the original Award.

10.8Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (a) all Award conditions have been met or removed to the Company’s satisfaction, (b) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including, without limitation, any applicable securities laws and stock exchange or stock market rules and regulations, (c) any approvals from governmental agencies that the Company determines are necessary or advisable have been obtained, and (d) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy Applicable Law. The inability or impracticability of the Company to obtain or maintain authority to issue or sell any securities from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained, and shall constitute circumstances in which the Administrator may determine to amend or cancel Awards pertaining to such Shares, with or without consideration to the Participant.

10.9Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

ARTICLE XI.

MISCELLANEOUS

11.1No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to commence or continue employment or any other relationship with the Company or a Subsidiary. The Company and its Subsidiaries expressly reserve the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or other written agreement between the Participant and the Company or any Subsidiary.

11.2No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Law requires, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on any share certificate or book entry to reference restrictions applicable to the Shares (including, without limitation, restrictions applicable to Restricted Stock).

11.3Effective Date. The Board approved the Plan on July 8, 2023, subject to the approval of the Company’s stockholders. The Plan will become effective on the date it is approved by the Company’s stockholders (the “Effective Date”). If the Plan is not approved by the Company’s stockholders on or before July 8, 2024, the Plan will not become effective. No Incentive Stock Option may be granted pursuant to the Plan after the tenth anniversary of the date the Plan was approved by the Board. In no event may any Award be granted under the Plan after the tenth (10th) anniversary of the Effective Date.

11.4Amendment of Plan. The Administrator may amend, suspend or terminate the Plan at any time and from time to time; provided that (a) no amendment requiring stockholder approval to comply with Applicable Law shall be effective unless approved by the stockholders, and (b) no amendment, other than an increase to the Overall Share Limit or pursuant to Article IX or Section 11.6, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after Plan termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as each in effect before such suspension or termination. The Administrator will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Law.

11.5Provisions for Non-U.S. Participants. The Administrator may modify Awards granted to Participants who are nationals of a country other than the United States or employed or residing outside the United States, establish subplans or procedures under the Plan or take any other necessary or appropriate action to address Applicable Law, including (a) differences in laws, rules, regulations or customs of such jurisdictions with respect to tax, securities, currency, employee benefit or other matters, (b) listing and other requirements of any non-U.S. securities exchange, and (c) any necessary local governmental or regulatory exemptions or approvals.

11.6Section 409A.

(a)General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (i) exempt this Plan or any Award from Section 409A, or (ii) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 11.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b)Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a Participant’s Termination of Service will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the Participant’s Termination of Service. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c)Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to such employee’s “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

(d)Separate Payments. If an Award includes a “series of installment payments” within the meaning of Section 1.409A-2(b)(2)(iii) of Section 409A, the Participant’s right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment and, if an Award includes “dividend equivalents” within the meaning of Section 1.409A-3(e) of Section 409A, the Participant’s right to receive the dividend equivalents will be treated separately from the right to other amounts under the Award.

11.7Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as an Administrator, Director, officer or other Employee will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in such person’s capacity as an Administrator, Director, officer or other Employee. The Company will indemnify and hold harmless each Director, officer or other Employee that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith; provided that such person gives the Company an opportunity, at its own expense, to handle and defend the same before undertaking to handle and defend it on such person’s own behalf.

11.8Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 11.8 by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than a recipient’s country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 11.8 in writing, without cost, by contacting the local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s sole discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents in this Section 11.8. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

11.9Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

11.10Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary), the Plan will govern, unless such Award Agreement or other written agreement was approved by the Administrator and expressly provides that a specific provision of the Plan will not apply.

11.11Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to the conflict of law rules thereof or of any other jurisdiction. By accepting an Award, each Participant irrevocably and unconditionally consents to submit, at the Company’s discretion, to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America, in each case located in the State of Delaware, for any action arising out of or relating to the Plan (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the address contained in the records of the Company shall be effective service of process for any litigation brought against it in any such court. By accepting an Award, each Participant irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of the Plan or Award hereunder in the courts of the State of Delaware or the United States of America, in each case located in the State of Delaware, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum. By accepting an Award, each Participant irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any and all rights to trial by jury in connection with any litigation arising out of or relating to the Plan or any Award hereunder.

11.12Clawback Provisions. All Awards (including the gross amount of any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to recoupment by the Company to the extent required to comply with Applicable Law or any policy of the Company providing for the reimbursement of incentive compensation, whether or not such policy was in place at the time of grant of an Award.

11.13Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

11.14Conformity to Applicable Law. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Law. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in a manner intended to conform with Applicable Law. To the extent Applicable Law permits, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Law.

11.15Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary, except as expressly provided in writing in such other plan or an agreement thereunder.

11.16Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

11.17Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

11.18Prohibition on Executive Officer and Director Loans. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

11.19Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 10.5: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all Participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company and its Directors, officers and other Employees harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

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